EXHIBIT 5
                     McGuire, Woods, Battle & Boothe, L.L.P
                                One James Center
                               Richmond, VA 23219




                                 August 28, 1997



Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

                    Circuit City Stores, Inc. (the "Company")

Ladies and Gentlemen:

         You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Amended and Restated 1989 Non-Employee Directors Stock Option Plan (the "Plan"). The Registration Statement covers (i) 50,000 shares of Circuit City Stores, Inc.--CarMax Group Common Stock, par value $.50 (the "Common Stock"), which have been reserved for issuance under the Plan and
(ii) 50,000 Rights to Purchase Preferred Stock, Series F, $20.00 par value, of the Company (the "CarMax Rights"), attached in equal number to the shares of Common Stock which may be issued under the Plan.

         We are of the opinion that the 50,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

         We are also of the opinion that the 50,000 CarMax Rights, when issued in accordance with the terms and provisions of the Amended and Restated Rights Agreement dated February 3, 1997, as amended June 17, 1997, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent will be duly authorized, legally issued, fully paid and nonassessable.

         We have previously issued our opinion dated June 16, 1988 (the "1988 Opinion") and addressed to the Board of Directors of the Company (the "Board") relating to the Company's Rights to Purchase Preferred Stock, Series E, $20.00 par value, each of which has been redesignated as a Circuit City Right as described in the Company's Registration Statement on Form S-3 (Registration No. 333-15995). The 1988 Opinion is filed as Exhibit 5 to the Company's Registration Statement on Form S-8 (Registration No. 033-64757), which became effective on December 5, 1995. In addition, we have issued our opinion dated January 14, 1997 (the "1997 Opinion") and addressed to the Board relating to the CarMax Rights and the Circuit City Rights, a copy of which is filed as Exhibit 5.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-15995). Our opinions contained herein relating to the CarMax Rights are subject to all of the assumptions and qualifications contained in the 1988 Opinion, as if such opinion related to the CarMax Rights, and the 1997 Opinion.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                      Very truly yours,


                                      MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.